EXHIBIT (h)(3)

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                      TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

                                       AND

                      BOSTON FINANCIAL DATA SERVICES, INC.

TABLE OF CONTENTS                                                           PAGE
1.   Terms of Appointment: Duties of Boston Financial

2.   Provision by Boston Financial of Computer Software and Hardware

3.   Fees and Expenses

4.   Representations and Warranties of Boston Financial

5.   Representations and Warranties of the Fund

6.   Data Access and Proprietary Information

7.   Indemnification

8.   Standard of Care

9.   Covenants of the Fund and Boston Financial

10.  Wire Transfer Operating Guidelines/Article 4A of the
     Uniform Commercial Code

11.  Termination of Agreement

12.  Additional Funds

13.  Assignment

14.  Amendment

15.  New York Law to Apply

16.  Force Majeure

17.  Consequential Damages

18.  Merger of Agreement

19.  Counterparts

20.  Notices

21.  Limitations of Liability of Trustees and Shareholders

Attachment
A.   Fee Schedule
B.   Service Level Agreement

                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of July 1, 2002, by and between TIAA-CREF Institutional Mutual Funds, a Delaware business trust having its principal office and place of business at 730 Third Avenue, new York, NY 10017 (the "Fund") and Boston Financial Data Services, Inc., a Massachusetts corporation having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 ("Boston Financial").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund offerS shares in seven series, the Institutional Growth and Income Series, Institutional Money Market Series, Institutional Growth Equity Series, Institutional International Equity Series, Institutional Bond Series, Institutional Equity Index Series, Institutional Social Choice Equity Series, (each such series, together with all other series and classes of series subsequently established by the Fund and made subject to this Agreement in accordance with Article 12, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, the Fund and the Portfolios desires to appoint Boston Financial as the Fund's transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and Boston Financial desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.   TERMS OF APPOINTMENT: DUTIES OF BOSTON FINANCIAL

1.1 Subject to the terms and conditions set forth in this Agreement, the Fund and its Portfolios hereby employs and appoints Boston Financial to act as, and Boston Financial agrees to act as transfer agent for the Fund's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open account or similar plans provided to shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program.

1.2  Boston Financial agrees that it will perform the following services:

     a. In accordance with procedures established from time to time by agreement between the Fund and each of the Portfolios, as applicable and Boston Financial, Boston Financial shall:


          (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Fund authorized by the Trustees of the Fund pursuant to the Declaration of Trust of the Fund (the "Custodian"). In connection with the acceptance of orders for the purchase of Fund Shares, Boston Financial is authorized to process, and will process, wire instructions only;

          (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account(s);

         (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

          (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholder(s);

          (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

          (vi) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

         (vii) Provide, on behalf of the Fund, timely, accurate and factual responses to Shareholder inquiries received over the phone, by mail, by facsimile, or by other electronic means. Also, maintain copies of written correspondence received, and produce, deliver, and maintain copies of correspondence generated in response to such inquiries;

        (viii) Maintain records of account for and advise the Fund and its Shareholders as to items (i) through (vii) and;

          (ix) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Boston Financial shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

(a) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), Boston Financial shall: (i) perform the customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding, depositing and reporting taxes on U.S. resident and non-resident alien accounts, preparing, filing and issuing U.S. Treasury Department and IRS Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders and maintaining appropriate records in compliance with all applicable regulatory requirements, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and (ii) provide a system which will enable the Fund and/or its designee to monitor the total number of Fund Shares sold in each State. Such system shall include the generation and delivery to the Fund and/or its designee of a daily report detailing the sale of Fund Shares for the previous day in each of the States Fund Shares are sold.

(c) In connection with state tax reporting services to be provided by Boston Financial pursuant to this Agreement, Boston Financial and the Fund shall mutually agree on state tax reporting obligations on an annual or other mutually agreeable periodic basis.

(d) In addition, the Fund and/or its designee shall: (i) identify to Boston Financial in writing those transactions and assets to be treated as exempt from blue sky reporting for each State; and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Boston Financial for the Fund's blue sky registration status is solely limited to the initial establishment of transactions and the reporting of such transactions as provided above.

(e) Boston Financial shall provide additional services on behalf of the Fund (i.e services pertaining to escheatments, garnishment orders, bankruptcy and divorce proceedings, IRS or State tax authority tax levies and summonses and all matters relating to the foregoing) which may be agreed upon in writing between the Fund and Boston Financial.

(f)  Boston Financial represents that:

     (i) It is in compliance with applicable money laundering and currency transaction reporting laws, regulations, including the USA Patriot Act, and government guidance including suspicious activity reporting and recordkeeping requirements, and has adequate policies, procedures and internal controls to ensure compliance;

     (ii) It monitors transactions to identify unacceptable forms of payment (as defined in the Fund's current prospectus, as amended from time to time) and reportable and suspicious transactions and reports to the appropriate authorities reportable and suspicious transactions;

    (iii) It is in compliance with applicable federal laws and U.S. Treasury Office of Foreign Assets Control ("OFAC") regulations, government guidance, and blocking and notification requirements, including, but not limited to, executive orders issued by the President of the United States (collectively referred to as "OFAC laws"), and has adequate policies, procedures and internal controls to ensure compliance as it pertains to embargoed and sanctioned countries and nationals, citizens and/or residents thereof and their financial transactions; and

     (iv) It will identify all (i) new accounts and (ii) accounts effecting registration changes in financial transactions against OFAC laws and OFAC lists identifying specially designated terrorists, nationals, narcotic traffickers, governments and persons.

(g) Boston Financial shall provide trained customer transaction processing staff who will process Shareholder transaction requests. Boston Financial understands and agree that such staff will be considered to be dedicated to providing services primarily to the Fund, but may, from time to time, during periods of exceptional business volume, be utilized to provide services to one or another of Boston Financial' other clients.

(h) Boston Financial agrees to the following policies for monitoring and tracking as-of transactions for the Fund.

      (i) On a Daily Basis Boston Financial shall utilize the DST system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after the receipt of such orders.

     (ii) Prepare a "Delay in Processing" form for every as-of transaction that is not estimated explaining the reason for processing this transaction. Each delay in processing form shall be reviewed, approved and signed by the appropriate level of management prior to processing the transaction.

    (iii) Monitor the payment threshold. The dollar amount equivalent to one-half of one cent per share shall be calculated systematically and this amount will represent the threshold limit. If the net effect of the as-of transactions attributed as "transfer agent caused" is negative and exceeds the threshold limit, then Boston Financial reserves the right, with agreement from the Fund, to reprocess the activity with a corrected price or shall promptly make payment to the Fund.

     (iv) Scan the daily as-of journals reviewing any transfer agent gain/loss items of $300 and greater and all non-estimated gain/losses of $5,000 or greater. Boston Financial's compliance unit shall review these items to find the cause and initiate procedural changes, if necessary.

     (v) Review the month-to-date error report for transactions that may have invalid reason codes. If an invalid reason code is identified, the gain or loss amount shall be moved to reflect the reason code. Documentation will be maintained for those transactions requiring such changes.

     (vi) On a Monthly Basis Boston Financial shall:

               1.   Review the monthly detail report and accountability reports.

               2.   Review a compliance as-of monthly statistical recap report.

               3. Provide a monthly report to the Fund that summarizes as-of activity by Fund. Provide the Fund with Advisors supporting documentation as requested.

    (vii) On an annual basis Boston Financial shall zero out the previous year's net gain or loss on the accountability month-to-date threshold section of the daily report by using the current figure. This shall be done for Boston Financial reason codes and all other reason codes until otherwise instructed by the Fund.

2. PROVISION BY BOSTON FINANCIAL OF COMPUTER SOFTWARE AND HARDWARE

2.1 Boston Financial will provide computer software and hardware, or arrange for it to be provided, and provide for the maintenance of such software and hardware, for the purposes of performing its duties as described herein, specifically including, but not limited to establishing electronic interfaces with the Fund as necessary to provide daily file transfers from Boston Financial to the Fund and vice-versa. Specifically, but not by way of limitation, Boston Financial will make available to the Fund and each Portfolio the following systems:

     a.   DST TA/2000 System and its peripheral applications
     b.   DST AWD and AWD/View Manager Systems
     c.   DST Investor System
     d.   DST CSW/ISW
     e.   DST TA NT
     f.   DST Vision
     g.   DST Fan Mail

2.2 Boston Financial will insure that on-line environments are available each business day between the hours of 7:00 a.m. and 8:00 p.m. Eastern Standard Time.

2.3 Boston Financial will provide the Fund with full end-user documentation and manuals and all other standard system documentation generally provided by Boston Financial and DST of all computer software and hardware to be utilized for the purposes of administering its duties as described herein, including by way of example, standard interface file layouts, hardware specifications relating to the Funds' end-user requirements and file layouts related to pertinent Fund data. Such documentation will not include source code, systems architecture, database design or other similar information in regard to the functioning of Boston Financial's or DST's systems.

2.4 Boston Financial will notify the Fund, in writing, at least sixty (60) days in advance of the implementation of any and all changes to software and hardware that will materially affect the administration of its duties and/or the interfaces established with the Fund. Further, Boston Financial will plan and execute, to the reasonable satisfaction of the Fund, appropriate levels of unit and acceptance testing of any such changes before implementing them into the production environment(s) utilized to meet its responsibilities to the Fund as described herein.

2.5 Boston Financial agrees to take all reasonable steps necessary to remedy production problems with the operation of the software and hardware, including but without limitation, those related to programming errors and operating environment malfunctions; until such problems have been remedied as mutually agreed to by the Fund and Boston Financial.

2.6 Boston Financial will maintain commercially reasonable security protocols for all software and hardware utilized in meeting its administrative duties as described herein; including but without limitation, those related to applications, data centers, systems, networks, telecommunication links, tape management facilities, and virus control mechanisms. Boston Financial, upon its knowledge of any material violation of the established security protocols, shall notify, by telephone, the Fund's or its designee's Manager of Technical Services, within twenty-four (24) hours following the discovery of said violation(s). Further, Boston Financial will comply, within one (1) business day, with any request from the Fund for a security lock out of any Officer of the Fund.

2.7 Boston Financial will provide for back-up of the computer software and hardware, maintain the Fund's data files in a manner so as to minimize risk of damage or loss and will provide for daily back-up of those data files. Boston Financial will maintain a comprehensive disaster recovery plan and will maintain back-up processing facilities, and will provide for transition to such back-up processing sites in the event that computer software or hardware downtime at Boston Financial' offices, or those of its subcontractors exceeds twenty-four (24) consecutive hours.

2.8 Boston Financial agrees to provide the Fund with a copy of its Disaster Recovery Plan upon the request of the Fund. Boston Financial will test its Disaster Recovery Plan at least once per calendar year at a time mutually agreeable with the Fund and a Fund representative shall have the right to be present at such test. Boston Financial further agrees to annually provide the Fund with copies of its audited SAS 70 report.

2.9 Boston Financial further agrees to provide connectivity for on-line access, transmissions of data files, and all other functions as described herein to the Fund in New York City, New York, White Plains, New York, Denver, Colorado, Charlotte, North Carolina, the Fund's back-up site in Sterling Forest, NY and such additional sites to be mutually agreed upon by the parties. In the event that the Fund must invoke their own disaster recovery plans, Boston Financial agrees to work with them to make alternative site access available for use within a forty-eight hour time period from the time of a disaster declaration by the Fund and to reasonably accommodate daily processing outside of a regular business day in the event of an emergency situation incurred by the Fund.

2.10 As part of the Fund's implementation plan for the service to be rendered under this Agreement, Boston Financial will provide for training on all systems that are proprietary to Boston Financial and that will be utilized by the Fund in connection with this Agreement. Such training will take place at the Fund's New York offices at times agreed to by the parties. Similarly, Boston Financial will provide training required as a result of administrative, systems or operating changes initiated by Boston Financial. However, training requested by the Fund for new employees of it designee, or for changes initiated by the Fund, will be provided on a schedule and in a location mutually agreed to in writing by the parties and Boston Financial' costs related to such subsequent training shall be billed to the Fund as an out-of-pocket expense.

2.11 Boston Financial will ensure that technical support services from DST Systems, Inc. ("DST") are available to the Fund 24 hours a day each day of the year. Boston Financial technical support staff will be made available each business day between the hours of 7:00 a.m. and 11:00 p.m. Eastern Standard Time. Boston Financial will provide a list of contact staff and phone numbers, including those of unit/shift managers at Boston Financial and DST, to the Fund or its designee.

2.12 Boston Financial will conduct batch processing of all Shareholder transactions each business day. Transactions received by 4:00 p.m. Eastern Time will be applied to the current business day. Boston Financial will ensure that batch processing files are available for electronic transmission to the Fund between the hours of 3:00 a.m. and no later than 5:00 a.m. Eastern Time each day. Boston Financial will ensure monitoring of batch on-line transmissions and will immediately notify the Fund's Production Processing staff in the event that production/transmission problems occur or when batch transmission windows are anticipated to be exceeded.

2.13 Boston Financial will provide the Fund with three (3) AWD/CSW compatible workstations for its use. The parties shall mutually agree upon any provision by Boston Financial of any additional connectivity and workstations requested by the Fund and any additional charges resulting therefrom. Each workstation will be configured to be fully compatible with Boston Financial/DST applications.

2.14 Upon request, Boston Financial will provide the Fund with connectivity to all appropriate computer or other systems for use by the Fund in servicing Shareholders at locations designated by the Fund in a mutually agreeable system configuration.

3. FEES AND EXPENSES

3.1 For the services rendered by Boston Financial pursuant to this Agreement, Teachers Advisors, Inc. ("Advisors") agrees to compensate Boston Financial by paying the fees set out in the fee schedule attached hereto. Such fees and out-of-pocket expenses referenced under Section 3.2 below may be changed from time to time subject to mutual written agreement between Advisors and Boston Financial.

3.2 In addition to the fees referenced under Section 3.1 above, Advisors agrees to reimburse Boston Financial for reasonable out-of-pocket expenses as reflected in the fee schedule attached hereto.

3.3  ADVISORS AGREES TO PAY ALL FEES AND REIMBURSABLE EXPENSES WITHIN THIRTY
     (30) DAYS FOLLOWING THE RECEIPT OF THE MONTHLY BILLING NOTICE. UPON THE TERMINATION OF THIS AGREEMENT BEFORE THE END OF ANY MONTH, THE FEE FOR THE PART OF THE MONTH BEFORE SUCH TERMINATION SHALL BE PRORATED ACCORDING TO THE PROPORTION WHICH SUCH PART BEARS TO THE FULL MONTHLY PERIOD AND SHALL BE PAYABLE WITHIN THIRTY (30) DAYS FOLLOWING THE RECEIPT OF THE BILLING NOTICE.

4.   REPRESENTATIONS AND WARRANTIES OF BOSTON FINANCIAL

     Boston Financial represents and warrants to the Fund that:

4.1 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts;

4.2 It is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)");

4.3 It is duly qualified to carry on its business in The Commonwealth of Massachusetts;

4.4 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement;

4.5 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

4.6 It has and will continue to have access to, and will take the commercially reasonable steps necessary to ensure appropriate maintenance of, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

4.7  It will comply with all applicable regulatory requirements.

5.   REPRESENTATIONS AND WARRANTIES OF THE FUND

     The Fund represents and warrants to Boston Financial that:

5.1 The Fund is a business trust organized and existing and in good standing under the laws of the State of Delaware;

5.2 The Fund is empowered under applicable laws and by its Declaration of Trust to receive services pursuant to this Agreement;

5.3 The Fund has performed all requisite corporate proceedings to receive services pursuant to this Agreement;

5.4 The Fund is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended; and

5.5 A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Portfolios will be effective upon or prior to the initial offering of the Fund's Shares to the public and will remain effective while the Fund's Shares are offered to the public, and appropriate State securities law filings have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6. DATA ACCESS AND PROPRIETARY INFORMATION

6.1 THE FUND ACKNOWLEDGES THAT THE DATA BASES, COMPUTER PROGRAMS, SCREEN FORMATS, REPORT FORMATS, INTERACTIVE DESIGN TECHNIQUES, AND DOCUMENTATION MANUALS FURNISHED TO THE FUND BY BOSTON FINANCIAL AS PART OF THE FUND'S ABILITY TO ACCESS CERTAIN FUND-RELATED DATA ("CUSTOMER DATA") MAINTAINED BY BOSTON FINANCIAL ON DATA BASES UNDER THE CONTROL AND OWNERSHIP OF BOSTON FINANCIAL ("DATA ACCESS SERVICES") CONSTITUTE COPYRIGHTED, TRADE SECRET, OR OTHER PROPRIETARY INFORMATION (COLLECTIVELY, "PROPRIETARY INFORMATION") OF SUBSTANTIAL VALUE TO BOSTON FINANCIAL OR OTHER THIRD PARTY. IN NO EVENT SHALL PROPRIETARY INFORMATION BE DEEMED CUSTOMER DATA. THE FUND AGREES TO TREAT ALL PROPRIETARY INFORMATION AS PROPRIETARY TO BOSTON FINANCIAL AND FURTHER AGREES THAT IT SHALL NOT DIVULGE TO ANY PERSON OR ORGANIZATION EXCEPT AS MAY BE PROVIDED HEREUNDER. WITHOUT LIMITING THE FOREGOING, THE FUND AGREES FOR ITSELF AND ITS EMPLOYEES AND AGENTS:

     (a) to access Customer Data solely from locations as may be designated in writing by Boston Financial and agreed to by the Fund and solely in accordance with Boston Financial' applicable user documentation;

     (b) to refrain from copying or duplicating in any way the Proprietary Information;

     (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with Boston Financial' instructions;

     (d) to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of Boston Financial;

     (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties; and

     (f) to honor all reasonable written requests made by Boston Financial to protect at Boston Financial's expense the rights of Boston Financial in Proprietary Information at common law, under federal copyright law and under other federal or State law.

     Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6. The obligations of this Section shall survive any earlier termination of this Agreement.

6.2 If the transactions available to the Fund include the ability to originate electronic instructions to Boston Financial in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event Boston Financial shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Fund and Boston Financial from time to time.

7.   INDEMNIFICATION

7.1 Boston Financial shall not be responsible for, and the Fund shall indemnify and hold Boston Financial harmless from any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

     a. All actions of Boston Financial or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and with reasonable care and without negligence or willful misconduct;

     b. The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

     c. The reliance on or use by Boston Financial or its agents or subcontractors of information, records, documents or services which
          (i) are received by Boston Financial or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund; or

     d. The reliance on, or the carrying out by Boston Financial or its agents or subcontractors of any written instructions or request of the Fund and the applicable Portfolio.

7.2 AT ANY TIME BOSTON FINANCIAL MAY APPLY TO AN AUTHORIZED OFFICER OF THE FUND FOR INSTRUCTIONS, OR MAY CONSULT WITH THE FUND'S IN-HOUSE LEGAL COUNSEL OR MAY AT ITS OWN EXPENSE CONSULT WITH ITS OWN LEGAL COUNSEL WITH RESPECT TO ANY MATTER ARISING IN CONNECTION WITH THE SERVICES TO BE PERFORMED BY BOSTON FINANCIAL UNDER THIS AGREEMENT, AND BOSTON FINANCIAL AND ITS AGENTS OR SUBCONTRACTORS SHALL NOT BE LIABLE AND SHALL BE INDEMNIFIED BY THE FUND FOR ANY ACTION TAKEN OR OMITTED BY IT IN GOOD FAITH AND WITH REASONABLE CARE AND WITHOUT NEGLIGENCE IN RELIANCE UPON SUCH INSTRUCTIONS FROM AN AUTHORIZED OFFICER OF THE FUND OR THE OPINION OF THE FUND'S IN-HOUSE COUNSEL OR BOSTON FINANCIAL'S LEGAL COUNSEL, PROVIDED HOWEVER, WITH RESPECT TO THE PERFORMANCE OF ANY ACTION OR OMISSION OF ANY ACTION UPON SUCH LEGAL ADVICE BY BOSTON FINANCIAL'S LEGAL COUNSEL, BOSTON FINANCIAL SHALL BE REQUIRED TO CONFORM TO THE STANDARD OF CARE SET FORTH HEREIN AND FURTHER PROVIDED THAT BOSTON FINANCIAL SHALL FOLLOW THE ADVICE OF THE FUND'S IN-HOUSE LEGAL COUNSEL IN ANY AND ALL INSTANCES WHERE THE ADVICE OF THE FUND'S IN-HOUSE LEGAL COUNSEL AND BOSTON FINANCIAL'S LEGAL COUNSEL DIFFER. BOSTON FINANCIAL, ITS AGENTS AND SUBCONTRACTORS SHALL BE PROTECTED AND INDEMNIFIED IN ACTING IN GOOD FAITH AND WITH REASONABLE CARE AND WITHOUT NEGLIGENCE UPON ANY PAPER OR DOCUMENT FURNISHED BY OR ON BEHALF OF THE FUND, REASONABLY BELIEVED TO BE GENUINE AND TO HAVE BEEN SIGNED BY DULY AUTHORIZED PERSON OR PERSONS, OR UPON ANY INSTRUCTION, INFORMATION, DATA, RECORDS OR DOCUMENTS PROVIDED TO BOSTON FINANCIAL OR ITS AGENTS OR SUBCONTRACTORS BY MACHINE READABLE INPUT, TELEX, CRT DATA ENTRY OR OTHER SIMILAR MEANS AUTHORIZED BY THE FUND,

     AND SHALL NOT BE HELD TO HAVE NOTICE OF ANY CHANGE OF AUTHORITY OF ANY PERSON, UNTIL RECEIPT OF WRITTEN NOTICE THEREOF FROM THE FUND OR ITS DESIGNEE.

7.3 In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a suit for which the Fund may be required to indemnify Boston Financial, Boston Financial shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such suit. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Fund elects to assume the defense of any such suit and retain counsel, Boston Financial or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless the Fund shall have specifically authorized in writing the retaining of such counsel. Boston Financial shall not settle any action, suit, claim, or demand, for which indemnity may be sought hereunder without the prior written approval of the Fund, which approval shall not be unreasonably withheld. The indemnification provisions contained herein shall survive the termination of this Agreement.

8.   STANDARD OF CARE

8.1 Boston Financial shall at all times act in good faith and with reasonable care and agrees to use its best efforts to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, agents, or subcontractors.

8.2 In addition to the liability of Boston Financial under this Section 8, Boston Financial shall also be liable to the Fund for all reasonable out-of-pocket costs and expenses incurred by the Fund in connection with any claim by the Fund against Boston Financial, its agents or subcontractors arising from the obligations of Boston Financial hereunder, including, without limitation, all reasonable attorneys' fees and expenses incurred by the Fund in asserting any such claim, and out-of-pocket expenses incurred by the Fund in connection with any lawsuits or proceedings relating to such claim, provided that the Fund has recovered from Boston Financial for such claim.

9.   COVENANTS OF THE FUND AND BOSTON FINANCIAL

9.1  The Fund shall promptly furnish to Boston Financial the following:

     (a) A certified copy of the resolution of the Board of Trustees of the Fund approving this Agreement; and

     (b) A copy of the Declaration of Trust of the Fund and all amendments thereto.

9.2 Boston Financial hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of such forms and devices.


9.3 Boston Financial shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable provided that it is in compliance with all applicable regulatory requirements and it is consistent with prevailing industry standards for transfer agents. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, Boston Financial agrees that all such records prepared or maintained by Boston Financial relating to the services to be performed by Boston Financial hereunder are the property of the Fund and will be preserved, maintained and make available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its their request. The Fund may, at any time and from time to time, reasonably request copies of such records and Boston Financial will provide same.

9.4 Boston Financial and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

9.5 Boston Financial shall maintain reasonable safeguards for maintaining any Shareholder records which are furnished by or on behalf of the Fund to Boston Financial in the form of computer tapes, data transmissions or any other medium. Boston Financial shall not, at any time, use such records or any information contained therein for any purpose other than as specifically authorized by this Agreement, or in writing by the Fund. No such record or any part thereof shall be disclosed or provided to any other person, except as specifically authorized by this Agreement, or upon the prior written consent of an authorized officer of the Fund or as otherwise required by law.

9.6 Boston Financial shall maintain reasonable safeguards for maintaining in confidence any and all documentation and information obtained in connection with this Agreement furnished to it by or on behalf of the Fund or by any Shareholder or related to the Fund or any Shareholder, and all records created from that documentation and information (collectively, the "Mutual Fund Information"). Boston Financial shall not make use of or disclose the Mutual Fund Information nor authorize its use or disclose the same to any person or entity, other than the Fund, except as specifically authorized by this Agreement, or upon the prior written consent of an authorized officer of the Fund or as otherwise required by law. Copies of such documentation and information shall remain the property of the Fund. Upon termination of the Agreement or otherwise requested by the Fund, such documentation and information furnished to Boston Financial by the Fund or a Shareholder shall be promptly returned to the Fund, or Boston Financial will certify to the Fund that all such information has been destroyed.

9.7 Boston Financial shall promptly notify an authorized officer of the Fund in writing of any and all legal actions received by or served on Boston Financial and shall use its best efforts to promptly notify the Fund of all contacts and/or correspondence received by Boston Financial from any regulatory department or agency or other governmental authority purporting to regulate the Fund and not Boston Financial, regarding Boston Financial' duties and activities performed in connection with this Agreement, and will cooperate with the Fund in responding to these contacts and any necessary correspondence.

9.8 Boston Financial shall permit the Fund, during the term of this Agreement, through any person(s) designated by the Fund, at such reasonable times during normal business hours and as often as the Fund may reasonably deem appropriate but not so often as to place unreasonable burden on Boston Financial, within ten (10) business day's prior written notice to an Authorized Officer of Boston Financial, to conduct an inspection. As a matter of clarification, the Fund acknowledges and agrees that no such inspection shall include any visits, inspections, examinations, audits, or verification of any of the properties, documents, books, reports, work papers and other records belonging to, or in the possession of Boston Financial, involving any service, product or work Boston Financial does or possess other than those relating directly to this Agreement and the service performed by Boston Financial in connection therewith.

9.9 Boston Financial will provide the Fund with copies of audit reports filed with governmental authorities.

9.10 Boston Financial will provide the Fund with copies of all policies and procedure manuals utilized by any and all of Boston Financial operating units performing duties related to Boston Financial responsibilities to the fund as described herein.

9.11 In case of any requests or demands for the inspection of the Shareholder records of the Fund, that arise from persons other than authorized officers of the Fund, Boston Financial will immediately notify the Fund and secure instructions from an authorized officer of the Fund as to such inspection.

9.12 With respect to Boston Financial' performance of the services as outlined herein, Boston Financial agrees to work in concert with the Fund to establish and document performance measurement standards for such services. Boston Financial and the Fund shall mutually agree as to the frequency, type, and format of reports which document Boston Financial's performance relative to those standards. These standards may be modified from time to time subject to mutual written agreement between the Fund and Boston Financial.

9.13 Notwithstanding the restrictions on confidentiality in Section 10 herein, when required by law Boston Financial will disclose Shareholder records (e.g., subpoena for divorce) and Fund records (e.g., SEC inspection powers). The Fund and Boston Financial will agree on procedures regarding such mandatory disclosure and Boston Financial will make every reasonable effort to notify the Fund of requests for such information by the SEC or any other federal or State securities regulatory agencies prior to the release of such records.

10.   WIRE TRANSFER OPERATING GUIDELINES/ARTICLE 4A OF THE UNIFORM COMMERCIAL
      CODE

10.1 Boston Financial is authorized to debit promptly the appropriate Fund account(s) upon the receipt of a payment order in compliance with the security procedure selected by the Fund and communicated in writing to Boston Financial (the "Security Procedure") chosen for electronic funds transfer and in the amount of money that Boston Financial has been instructed to transfer. Boston Financial shall execute payment orders in compliance with the Security Procedure and with the Fund's instructions on the execution date in such instructions, provided that such payment order is received by the close of the New York Stock Exchange (usually 4:00 p.m. Eastern Time) on such date, or such other deadline agreed to in writing with the Fund for processing such a request. All payment orders and communications received thereafter will be deemed to have been received the next Business Day.

10.2 The Fund acknowledges that the Security Procedure was selected by the Fund from security procedures offered by Boston Financial. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons selected by the Fund and communicated to Boston Financial in writing. The Fund shall promptly notify Boston Financial if the Fund has reason to believe any unauthorized person may have obtained access to such information or if the Fund changes such authorized personnel. Boston Financial shall verify the authenticity of all the Fund instructions according to the Security Procedure.

10.3 Boston Financial shall process all payment orders on the basis of the account numbers contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

10.4 Boston Financial reserves the right to decline to process or delay the processing of a payment order (i) that is in excess of the collected balance in the account to be charged at the time of Boston Financial's receipt of such payment order, (ii) if initiating such payment order would cause Boston Financial, in Boston Financial's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits that are applicable to Boston Financial; or (iii) if Boston Financial, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

10.5 Boston Financial shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure, provided that such requests are received in a timely manner affording Boston Financial reasonable opportunity to act. However, Boston Financial assumes no liability if the request for amendment or cancellation cannot be satisfied.

10.6 Boston Financial shall assume no responsibility for failure to detect any erroneous payment order, provided that Boston Financial complies with payment order instructions as received and Boston Financial complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

10.7 Boston Financial shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless Boston Financial is notified of the unauthorized payment order within thirty (30) days of notification by Boston Financial to the Fund of the acceptance of such payment order.

10.8 When the Fund initiates or receives Automated Clearing House ("ACH") credit and debit entries pursuant to this Article 11 and the rules of the National Automated Clearing House Association and the New England Clearing House Association, Boston Financial will act as Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by Boston Financial with respect to an ACH credit entry are provisional until Boston Financial receives final settlement for such entry from the Federal Reserve Boston Financial. If Boston Financial does not receive such final settlement, the Fund agrees that Boston Financial shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

10.9 Confirmation of Boston Financial's execution of payment orders shall ordinarily be provided within twenty-four (24) hours, notice of which may be delivered through Boston Financial's proprietary information systems, provided that the Fund has access thereto, or by facsimile or telephone "call back". The Fund shall report any obligations to the execution of an order within thirty (30) days following the date of execution of such order.

11.   TERMINATION OF AGREEMENT

11.1 This Agreement shall become effective as of the date first written above. The Agreement shall remain in effect for a period of five (5) years from the effective date of this Agreement (the "Initial Term"). During the Initial Term, either party may terminate this Agreement without prejudice to any other remedy it may have, upon the material breach of this Agreement; provided, however, that the non-breaching party shall have given the breaching party written notice of such breach and that the breaching party cannot or shall not have cured to the reasonable satisfaction of the non-breaching party any such breach within 30 days written notice. Termination shall become effective 120 days after the end of the 30 day cure period. After the Initial Term, this Agreement shall automatically continue in effect unless terminated for any reason by the Fund on ninety (90) days' prior written notice to Boston Financial, or by Boston Financial on one hundred eighty (180) days' prior written notice to the Fund, such termination to be effective at the time specified in the written notice.

11.2 Should the Fund exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s).

11.3 If this Agreement is terminated, both parties will act in good faith to cooperate in an orderly transition.

12.   ADDITIONAL FUNDS

12.1 In the event that the Fund establishes one or more series and/or class of an existing or new series of Shares, in addition to those described in the preamble of this Agreement with respect to which the Fund desires to have Boston Financial render services as transfer agent for such series and/or class of Fund Shares under the terms hereof, the Fund shall so notify Boston Financial in writing, and such series of Shares shall become a Portfolio hereunder.

13.   ASSIGNMENT

13.1 Except as provided in Section 13.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

13.2 The Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted assigns.

13.3 Boston Financial may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) a Boston Financial subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2) or (ii) a Boston Financial affiliate duly registered as a transfer agent under 17A(c)(2); provided, however, that Boston Financial shall be as fully responsible to the Fund for the acts and omissions of any subcontractor or agent as it is for its own acts and omissions.

14.   AMENDMENT

      This Agreement may be amended or modified by a written agreement executed by both parties.

15.   NEW YORK LAW TO APPLY

      This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

16.   FORCE MAJEURE

      Boston Financial shall not be liable for any damages to the Fund resulting from Boston Financial's failure to perform under this Agreement or for the loss of all or part of any records or proprietary information of the Fund maintained or preserved by it pursuant to this Agreement or for any delays or errors occurring because of acts of God, equipment or transmission failure, or damage reasonably beyond its control except to the extent that Boston Financial shall have failed to undertake commercially reasonable efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage caused to the Fund by such circumstances.


17.   CONSEQUENTIAL DAMAGES

      Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

18.   MERGER OF AGREEMENT

      This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

19.   COUNTERPARTS

      This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

20.   NOTICES

      Any notice or other instrument in writing authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed by registered or certified mail or delivered to it or delivery refused therefore, at its offices at:

      TIAA-CREF Institutional Mutual Funds
      730 Third Avenue
      New York, NY 10017
      ATTENTION: TIAA-CREF INSTITUTIONAL MUTUAL FUNDS PRODUCT MANAGER

      cc:       Lisa Snow, Esq.
                Law Dept., 14th Floor
                TIAA-CREF
                730 Third Avenue
                New York, NY 10017

      or at such other place as the Fund may from time to time designate in writing.

      Any notice or other instrument in writing authorized or required by this Agreement to be given to Boston Financial shall be sufficiently given if addressed to Boston Financial and mailed by registered or certified mail or delivered to it or delivery refused therefore, at its offices at:

      President
      Boston Data Financial Services, Inc.
      2 Heritage Drive
      Quincy, MA 02021

      cc:   Legal Department
            Boston Financial Data Services, Inc.
            1250 Hancock Street

            Quincy, MA  02169

      or at such other place as Boston Financial may from time to time designate in writing.

21.   LIMITATIONS OF LIABILITY OF TRUSTEES AND SHAREHOLDERS

      The parties agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but, bind only the assets and property of the Fund. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                           TIAA-CREF INSTITUTIONAL MUTUAL FUNDS


                                           BY: /s/ DENNIS D. FOLEY
                                               --------------------

ATTEST:

/s/ ILANA R. MARCUS
-------------------

                                           BOSTON FINANCIAL DATA SERVICES, INC.


                                           BY: ________________________

ATTEST:


------------------------------

                                  FEE SCHEDULE

                                       to

Transfer Agency and Service Agreement between TIAA-CREF Institutional Mutual Funds and Boston Financial Data Services, Inc. dated __________________________, 2002.

I.   FEES FOR SERVICE PROVIDED

1.1 In consideration for the services provided by Boston Financial to the Fund and each Fund Portfolio as described in this Agreement, Teachers Advisors, Inc. ("Advisors") agrees to compensate Boston Financial, as follows (note, these fees are subject to reduction on a monthly basis as outlined in the attached Service Level Agreement):

     (a)  ANNUAL ACCOUNT SERVICE FEES

          The status of each account will be determined after the completion of the last business day of each month. An account is defined as any position held within a Portfolio that maintains a distinct fund and account number combination. An open account is defined as any distinct fund and account number combination with at least one dollar in assets. A closed account is defined as any distinct fund and account number combination with zero dollars in assets. Boston Financial agrees to negotiate in good faith to reduce the following service fees if the Fund or its designee internalizes certain functions. The reduction in fees should be proportionate to the reduction in costs previously incurred by Boston Financial in providing said services.

          OPEN ACCOUNTS                           $13.25/ACCOUNT PER YEAR
          Closed Accounts                         $ 2.50/account per year

          At the end of the 2nd year and 4th year, each year beginning on the contract signature date, net account growth, defined as the total of open and closed accounts, will be reviewed and annual account service fees will be adjusted as follows:

          ADJUSTMENT               YEAR 2                    YEAR 4
          ----------               ------                    ------
          5% decrease              572,000 or more           680,000 or more
          Remains the same         429,000-571,999           510,000-679,999
          5% increase              428,999 or less           509,999 or less

          (b) FIDUCIARY ACCOUNT FEES

               IRA Annual Maintenance                $10.00/per SSN

      (c) OUT OF POCKET TRANSFER AGENT EXPENSES

          Reasonable out-of-pocket expenses include but are not limited to: computer programming, NSCC charges, FAN and VISION usage, disaster recovery, transcripts, lost shareholder search and tracking, bank processing (including, but not limited to, deposit and check processing, returned check, wire and overdraft fees), escheatment, state tax reporting, confirmation production, postage, forms, telephone (i.e. telephone line charges, faxes, audio response, transmissions), microfilm, microfiche, mailing and tabulating proxies, records storage and all intranet or other system configuration charges by DST required for services rendered under Section 2.14 of this Agreement. In addition, any other expenses incurred by Boston Financial at the request or with the prior written consent of Advisors, will be reimbursed by Advisors. Any such out-of-pocket expenses or advances incurred by Boston Financial will be billed to Advisors at cost and Boston Financial will impose no additional mark-up.

     (d)  DISCRETIONARY PROJECTS AND SERVICES

          (i)     New Fund Implementation                       $1,500 per cusip

          (ii)    TA2000 Voice Product Support
                  Adding/deleting funds, fund name changes,     $  500 per event
                  transfer hour changes

                  Changes to TA2000 Voice workflow or           $1,000 per event
                  scripting

          (iii)   FAN (Financial Access Network) Support        $  200 per event

          (iv)    Reporting
                  TA2000 ad hoc report                          $  50 per report
                  TA2000 ad hoc mainframe report
                  requiring programming                         $ 125 per hour
                  TA2000 Bundle changes                         $ 600 per event

          (v)     Fund Characteristic Updates
                  Updates to existing funds on TA2000           $ 200 per event
                  Cusip changes, name changes, price file
                  changes

          (vi)    Transmission Requests
                  Requests to implement inbound or outbound     $2,000 per
                  Transmissions                                 transmission

                  Requests to update client specific criteria   $ 100 per
                  used to generate outbound transmissions       transmission

          (vii)   Payroll Applications                          $1,000 per month

          (viii)  Programming Resources
                  DST dedicated programmer                     $150,000 per year
                  Programming overage charge                   $    145 per hour
                  Business analysts                            $    110 per hour


1.2 Each month Boston Financial will submit a fee statement at a rate of 1/12 of the annual fee for payment by Advisors on behalf of each Fund Portfolio as provided for in Section 3 of the Agreement. The fee described above shall be itemized separately by Fund Portfolio, and apart from any recoverable out-of-pocket expenses billed for on the statement. All out-of-pocket expenses and discretionary expenses should be reflected on a monthly bill itemized separately by Fund Portfolio.

1.3 The fee described above shall remain in effect for as long as this Agreement is in full force and effect.

                             SERVICE LEVEL STANDARDS

-----------------------------------------------------------------------------------------------------------------------------------
                  Measure:                               Timeliness Standard                 Accuracy Standard
-----------------------------------------------------------------------------------------------------------------------------------
SYSTEMS:                                 1.    99.00 % availability excluded scheduled
                                               maintenance.  No more than 15 hours of
1.  SYSTEM AVAILABILITY                        scheduled maintenance per month.
    a.  VIEW CALL ACCESS
    b.  desktop AWD access               2.    99% delivery within agreed to
    c.  TA2000 access                          timeframes. If invalid data is
    d.  TA2000 Voice                           received in a file/transmission,
                                               the down time between receipt
2. Transmissions                               of original file and the corrected
                                               file will be tracked.
-----------------------------------------------------------------------------------------------------------------------------------
PRINT/MAIL:                              1.    98% mailed within 2 days

1.  Daily Confirmations                  2.    99% mailed within 5 days
2.  Investor Statements                        of audit approval or receipt
3.  Tax Reporting                              of  inserts

                                         3.    100% mailed by IRS/State deadline
-----------------------------------------------------------------------------------------------------------------------------------
Transactions:                            1.-4. 95% processed on day of                       Accuracy rate for all areas should be
1. New Accounts                                receipt and 100% processed                    no less than the NQR average for each
2. Purchases                                   within 2 business days.                       transaction type as measured by NQR,
3. Exchanges                                                                                 Boston Financial and TIAA-CREF
4. Redemption                            5.-6. 98% processed within 3
5. Transfers                                   business days.  100%
6. Maintenance Items                           processed within 5 business
7. Correspondence                              days of receipt

                                         7.    Hot:  95% mailed within 2
                                               business days.  100%
                                               mailed within 5 business
                                               days

                                               Cold: 95% mailed within 5
                                               business days.  100% mailed
                                               within 10 business days
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Call Center (Funds Only)                 1.    85% calls answered in 30 seconds              3.Combined Magic score of 28 for all
                                         2.    less than 2%                                  calls monitored by Boston Financial
1. Service Level                                                                             and by TIAA-CREF
2. Abandon Rate
3. Call Quality                                                                              The overall NQR call rating should be
                                                                                             no less than the NQR average.
-----------------------------------------------------------------------------------------------------------------------------------

     ACCOUNT SERVICE FEE REDUCTION SCHEDULE

     The account service fee results will be determined by taking the actual percentage results for each metric in the Service Level Agreement, adding them together, and than dividing by the total number of metrics. Boston Financial and the Fund will mutually agree upon the projected transaction and call center volumes for each quarter. If the actual volume exceeds the projected volume by more than 10%, the timeliness standard for that measurement will be waived for that quarter when calculating the aggregate service level. The account service fee reduction does not apply to out-of-pocket or discretionary project fees. Boston Financial will provide a monthly report will the results for each metric and will provide any supporting documentation at the Funds' request.

(a)  TARGET A
     The Target A threshold will be triggered if the aggregate average service level results are less than 98% but greater than or equal to 80% for two or more consecutive months. The Target A account service fee reduction schedule is detailed below:

     2 consecutive months            5% account service fee reduction
     3 consecutive months            10% account service fee reduction
     4 or more consecutive months    20% account service fee reduction

(b)  TARGET B
     The Target B threshold will be triggered if the actual aggregate average service level results are less than 80% in any given month. The Target B account service fee reduction is 25%. The Target B account service fee reduction supercedes a Target A or Target C reduction.

(c)  TARGET C
     The Target C threshold will be triggered if the aggregate average service level results are less than 98% for three or more months, over the course of the most recent six months, in which no account service fee reduction was triggered pursuant to Target A or Target B.

     3 non-consecutive months          5% account service fee reduction
     4 non-consecutive months          10% account service fee reduction
     5 or more non-consecutive months  20% account service fee reduction